Exhibit (d)(37)

Amendment to Investment Advisory Agreement

This Amendment dated as of December 2, 2019 (this “Amendment”) is to the Investment Advisory Agreement dated as of August 21, 2018 (the “Agreement”), between ALPS Advisors, Inc., a Colorado Corporation (the “Adviser”), and Financial Investors Trust, a Delaware statutory trust (the “Trust”), on behalf of the ALPS/Kotak India Growth Fund. Any items not herein defined shall have the meaning ascribed to them in the Agreement.

WHEREAS, the Adviser and the Trust wish to amend the Agreement in certain respects as more fully set forth below.

NOW, THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1.	Section 5 of the Agreement should be deleted in its entirety and replaced as follows:

5. Compensation of the Adviser. In consideration for the services to be performed under this Agreement, the Adviser shall receive from the Trust an annual management fee, accrued daily at the rate of 1/365th of the applicable advisory fee rate and payable monthly as soon as practicable after the last day of each month in the amount of 0.65% of the Fund’s daily net assets during the month, less any amounts payable for advisory services, over the same corresponding period, to the Adviser by that certain offshore subsidiary of the Fund named the India Premier Equity Portfolio (the “Company”) pursuant to that certain Investment Advisory Agreement between the Company and the Adviser dated April 16, 2018, as amended,, which agreement specifies an advisory fee rate in the amount of 0.65% of the average daily net assets of the Company (the “Fee”).

2.	Except as specifically set forth herein, all other provisions of the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Amendment as of the date first written above.

ALPS ADVISORS, INC.	FINANCIAL INVESTORS TRUST, on behalf of the ALPS/Kotak India Growth Fund

By:	/s/ Rahul Kanwar	By:	/s/ Bradley J. Swenson
Name: Rahul Kanwar		Name: Bradley J. Swenson
Title: Authorized Representative		Title: President